MERRILL LYNCH VARIABLE SERIES FUNDS, INC.

HIGH CURRENT INCOME V.I. FUND

SERIES #4

FILE # 811-3290

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	AMOUNT PURCHASED	ISSUE SIZE	MEMBER OF UNDERWRITING SYNDICATE FROM WHOM FUND PURCHASED
12/13/2002	Perkin-Elmer 8.88% 1/15/2013	$300,000,000	$900,000	Banc of America